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                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

         Date of report (date of earliest event reported): June 15, 1999

                        GREAT LAKES CHEMICAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

            1-6450                                    95-1765035
    (Commission File Number)              (I.R.S. Employer Identification No.)


                         500 East 96th Street, Suite 500
                           Indianapolis, Indiana 46240
          (Address of principal executive offices, including zip code)


                                 (317) 715-3000
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)


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ITEM 5.   OTHER EVENTS

         On June 15, 1999, we announced that we have been cooperating since the spring of 1998 with the U.S. Department of Justice and the European Commission in their respective investigations of the bromine and brominated products industry. Both investigations were initiated after we self-reported to those agencies certain business practices that raised questions under antitrust laws.

         As a result of our cooperation, Great Lakes and its current directors and employees have been accepted into the Department of Justice's amnesty program. As such, we will be exempt from United States federal criminal prosecution and fines relating to the practices in question if we comply with certain conditions, including our continued full cooperation with the DOJ's investigation and policy requiring all reasonable remedial efforts. We believe we have fully complied with all applicable conditions to date and intend to continue full compliance. Concurrently, we are seeking favorable treatment under a program in the European Community that also rewards self-reporting and cooperation. Participation in these amnesty programs, does not, however, provide us with immunity from civil liability, including restitution claims. On July 1, 1999, a civil lawsuit was filed against Great Lakes in the U.S. District Court for the Western District of Arkansas claiming, among other things, that Great Lakes conspired with others in violation of the antitrust laws regarding the pricing of bromine and brominated products. The lawsuit purports to be a class action on behalf of United States purchasers of such products and seeks treble damages.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            GREAT LAKES CHEMICAL CORPORATION

DATE: July 7, 1999                          By:    /s/ Mark E. Tomkins
                                                   -------------------
                                            Name:  Mark T. Tomkins
                                            Title: Senior Vice President and
                                                   Chief Financial Officer